Exhibit 99.1

For Immediate Release

CONTACTS:
Entertainment Gaming Asia Inc.
Traci Mangini
tracimangini@EGT-Group.com
872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS FIRST QUARTER 2017 RESULTS

Hong Kong – May 4, 2017 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on markets in Pan-Asia, today reported operating results for the first quarter ended March 31, 2017.

Key Financial Metrics

•	Consolidated revenue from continuing operations of $416,000 for the first quarter of 2017
•	Net loss from continuing operations of $2.0 million for the first quarter of 2017
•	Cash balance of $31.7 million and zero debt as of March 31, 2017

Financial Performance

The Company’s first quarter of 2017 consolidated revenue from continuing operations was $416,000, a decrease of 31% compared to $604,000 in the first quarter of 2016. First quarter of 2017 consolidated revenue comprised $379,000 from the Philippines gaming operations and $37,000 from the commercial testing of the social gaming application, City of Games, which commenced in August 2016. The year-on-year decline in consolidated revenue was primarily due to a reduced operating base of electronic gaming machines (EGMs) for the Philippines gaming operations as a result of the expiration of the EGM leasing agreement with Leisure World VIP Slot Club on June 30, 2016 and lower average daily net win per unit.

Selling, general and administrative (SG&A) and research and development (R&D) expenses totaled $2.0 million for the first quarter of 2017 compared to $1.2 million in the prior year period. The increase primarily related to the ramping up of the social gaming operations, which comprised $1.3 million in combined SG&A and R&D expenses for the first quarter of 2017 compared to $399,000 in the first quarter of 2016.

In accordance with relevant accounting standards for software development, the Company capitalizes certain software development costs for the social gaming products. Therefore, SG&A and R&D expenses are not indicative of total costs related to social gaming. Total cumulative combined cash operating expenses and capitalized costs related to the social gaming operations were $1.4 million for the first quarter of 2017 and $5.4 million since inception of the social gaming operations in the second half of 2015.

The Company reported adjusted LBITDA (losses before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash operating income and expenses) from continuing operations of $1.8 million in the first quarter of 2017 compared to LBITDA of $649,000 in the first quarter of 2016.

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Entertainment Gaming Asia Reports Q1 2017 Earnings Results, 5/4/2017	page 2

Net loss from continuing operations was $2.0 million, or $0.14 per share, for the first quarter of 2017 compared to a loss of $1.1 million, or $0.07 per share, for the first quarter of 2016. The weighted average number of share count (basic and diluted) was 14.5 million shares for both periods. The increase in net loss from continuing operations was primarily due to lower gaming operations revenue and higher operating costs and expenses mainly related to the social gaming operations. This was partially offset by lower depreciation and amortization expenses related to the gaming operations.

The Company reported a net loss of $2.0 million for the first quarter of 2017 compared to a loss of $1.5 million for the first quarter of 2016. The first quarter of 2017 results included a net loss of $48,000 from the discontinued gaming products and Cambodia gaming operations compared to a net loss of $411,000 in the prior year period.

The Company’s cash position as of March 31, 2017 was $31.7 million, a decline of $1.9 million compared to $33.6 million as of December 31, 2016 principally due to the negative operating cash flow from the social gaming operations and corporate overhead expenses.

Philippines Operations

On May 3, 2017, the Company entered into a non-binding memorandum of understanding to sell its remaining operating assets in the Philippines for cash consideration of approximately $1.9 million, which would provide the Company an estimated pre-tax gain on disposal of approximately $1.3 million. Subject to final contract negotiations and due diligence, the sale is expected to close within the second quarter of 2017. However, there can be no assurance that the Company can conclude the sale for the aforementioned terms, if at all.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company engaged in the leasing of electronic gaming machines to the gaming industry in the Philippines.  The Company is also developing a free-to-play online social gaming platform focused on Asian markets.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding the Company’s ability to sell its remaining operating assets in the Philippines and to close the potential transaction in the second quarter of 2017. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability: to identify and successfully develop new projects; acquire additional capital as and when needed; adapt to potential changes in gaming policies and political stability in the countries in which the Company operates; the ability to successfully commercialize its social gaming platform and operate in the social gaming market; and, those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on April 11, 2017 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q1 2017 Earnings Results, 5/4/2017	page 3

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Loss

(unaudited)

	Three-Month Period Ended March 31,
(amounts in thousands, except per share data)	2017	2016
Revenues:
Gaming operations	$379	$604
Social gaming	37	—
Total revenues	416	604

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment depreciation	67	104
Casino contract amortization	—	93
Other gaming related intangibles amortization	—	63
Other operating costs	161	162
Cost of social gaming	143	—
Selling, general and administrative expenses	1,805	758
Research and development expenses	215	397
Depreciation and amortization	22	24
Total operating costs and expenses	2,413	1,601

Loss from continuing operations	(1,997)	(997)

Other income/(expenses):
Interest income	61	2
Foreign currency (losses)/gains	(23)	46
Other	3	4
Total other income	41	52

Loss from continuing operations before income tax	(1,956)	(945)

Income tax expenses	(37)	(119)

Net loss from continuing operations	(1,993)	(1,064)
Net loss from discontinued operations, net of tax	(48)	(411)

Net loss attributable to EGT stockholders	$(2,041)	$(1,475)

Other comprehensive (loss)/income:
Foreign currency translation	(20)	1
Total other comprehensive (loss)/income, net of tax	(20)	1

Comprehensive loss attributable to EGT stockholders	$(2,061)	$(1,474)

Per share data (basic and diluted):
Loss	$(0.14)	$(0.10)
Loss from continuing operations	$(0.14)	$(0.07)
Loss from discontinued operations, net of tax	$—	$(0.03)

Weighted average basic and diluted common shares outstanding	14,464	14,460

In the 2016 fiscal year, the Company sold the principal assets related to the gaming products operations and all the gaming assets in Cambodia and exited both of these businesses. As a result, all revenue and expenses associated with the gaming products operations and Cambodia gaming operations have been reclassified as discontinued operations for the periods presented.

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Entertainment Gaming Asia Reports Q1 2017 Earnings Results, 5/4/2017	page 4

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
(amounts in thousands, except per share data)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,705	$33,599
Accounts receivable, net	126	128
Other receivables	1,079	1,051
Inventories	12	21
Prepaid expenses and other current assets	290	235
Total current assets	33,212	35,034

Gaming equipment, net	322	389
Property and equipment, net	892	915
Goodwill	312	315
Intangible assets, net	1,472	1,512
Deferred tax asset	59	59
Prepayments, deposits and other assets	1,209	1,204
Total assets	$37,478	$39,428

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$336	$79
Amounts due to related parties	205	160
Accrued expenses	825	1,118
Income tax payable	197	161
Deferred revenue	17	2
Customer deposits and other current liabilities	73	54
Total current liabilities	1,653	1,574

Other liabilities	446	441
Deferred tax liabilities	5,654	5,654
Total liabilities	7,753	7,669

Stockholders’ equity:
Common stock, $.001 par value, 250,000,000 shares authorized;14,464,220 shares issued and outstanding	14	14
Additional paid-in-capital	47,854	47,827
Accumulated other comprehensive income	565	585
Accumulated losses	(18,709)	(16,668)
Total EGT stockholders’ equity	29,724	31,758
Non-controlling interest	1	1
Total stockholders’ equity	29,725	31,759
Total liabilities and stockholders’ equity	$37,478	$39,428

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Entertainment Gaming Asia Reports Q1 2017 Earnings Results, 5/4/2017	page 5

Entertainment Gaming Asia Inc.

Adjusted LBITDA from Continuing Operations

(unaudited)

	Three-Month Period Ended March 31,
(amounts in thousands)	2017	2016
Net loss from continuing operations – GAAP	$(1,993)	$(1,064)
Interest income	(61)	(2)
Income tax expenses	37	119
Depreciation and amortization	186	284
Stock-based compensation expenses	27	14
Adjusted LBITDA from continuing operations	$(1,804)	$(649)

Adjusted LBITDA is losses before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash operating income and expenses. Adjusted LBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted LBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted LBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported LBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted LBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted LBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted LBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, taxes and other non-recurring charges, which are not reflected in Adjusted LBITDA. Entertainment Gaming Asia’s calculation of Adjusted LBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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